UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ABBOTT LABORATORIES

(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Abbott Park Road, Abbott Park, Illinois	60064-6400
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be registered:

Preferred Stock Purchase Rights	New York Stock Exchange, Inc.
Chicago Stock Exchange, Inc.
NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  None (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

 Item 1.     Description of Registrant’s Securities to be Registered.

Effective as of December 8, 2006, Abbott Laboratories, an Illinois corporation (the “Company”), adopted Amendment Number 3 (“Amendment Number 3”), dated as of the same date, to the Rights Agreement, dated as of November 11, 1999, by and between the Company and Computershare Trust Company, N.A. (successor in interest to BankBoston, N.A.), (the “Rights Agent”), as amended by Amendment Number 1, dated as of December 7, 1999, and Amendment Number 2, dated as of May 19, 2000 (as so amended, the “Rights Agreement”). Amendment Number 3 changed the expiration date of the Company’s preferred stock purchase rights (the “Rights”) issued under the Rights Agreement from the close of business on November 10, 2009, to the close of business on December 11, 2006. As a result of Amendment Number 3, all Rights outstanding under the Rights Agreement expired as of the close of business on December 11, 2006.

The foregoing summary description of Amendment Number 3 is qualified in its entirety by reference to Amendment Number 3.  A copy of Amendment Number 3 was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2006, and is incorporated herein by reference.

Item 2.         Exhibits.

Exhibit No.	Description
1

Amendment Number 3 to Rights Agreement, dated as of December 8, 2006, by and between Abbott Laboratories and Computershare Trust Company, N.A. (successor in interest to BankBoston, N.A.), as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2006)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ABBOTT LABORATORIES

Date: January 10, 2007	By:	/s/ Thomas C. Freyman
		Name:	Thomas C. Freyman
		Title:	Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1

Amendment Number 3 to Rights Agreement, dated as of December 8, 2006, by and between Abbott Laboratories and Computershare Trust Company, N.A. (successor in interest to BankBoston, N.A.), as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2006)